ASTRONICS CORPORATION
NEWS RELEASE

For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Announces Third Quarter 2003 Results

EAST AURORA, NY, October 23, 2003: Astronics Corporation (NASDAQ: ATRO), a leading designer, developer and manufacturer of advanced, high-performance aircraft lighting and electronics systems for the global aerospace industry today announced third quarter and year to date results for 2003.

Net sales for the quarter ended September 27, 2003 were $7.6 million compared with $10.8 million for the third quarter of 2002. The decline in sales was largely attributable to the conclusion last year of Astronics' original contract to provide night vision lighting systems for the U.S. Air Force fleet of F-16 fighter aircraft. That contract contributed $2.1 million in sales for the third quarter of last year, whereas there were no sales associated with the contract in this year's third quarter. The remaining $1.1 million sales decline was driven by reduced government spares purchases in the quarter and the depressed commercial transport market.

By market, sales to the Military, excluding the completed F-16 program, declined to $3.9 million during the quarter from $4.6 million in the third quarter of 2002. The decline was due to reduced government spares procurement. Sales to the Commercial Transport market were $1.3 million in the third quarter of 2003 compared with $1.8 million in the third quarter of 2002, reflecting continued softness in the airline industry. Sales to the Business Jet market increased to $2.0 million during the quarter from $1.9 million in the third quarter of 2002.

For the third quarter 2003, the loss from continuing operations was $280 thousand, down from a $1.0 million profit in the same period last year. The decline in income was due mostly to the decrease in sales, a heavy engineering workload, and inventory write-offs which totaled $170 thousand.

Peter Gundermann, President and CEO said, "Clearly, we continue to face a difficult aircraft production market. Our revenue activity in the short term is driven by aircraft production rates given approximately 65% -75% of our sales are for new production or retrofits. While production rates appear to have stabilized somewhat, they remain at levels well below where they were three to four years ago. Most forecasts do not predict a general turnaround for the aerospace industry until 2005 at the earliest."

"Encouragingly, there is a very high level of investment occurring in the industry that will result in a wide range of new aircraft in the next few years," Mr. Gundermann continued. "Our focus is on capturing ever higher percentages of these new programs, which will result in significant growth for Astronics as these new aircraft enter production. We have been very successful to date in this regard and are investing more than ever in product and program development. The related development costs impact short term results, but these opportunities are clearly our best path for a brighter future."

Over the last 12 months, Astronics has announced program wins that are expected to result in over $140 million in revenue in coming years. These awards involve hardware on new aircraft programs including Lockheed's Joint Strike Fighter (F-35), the Airbus A380, and the Sikorsky/Boeing Comanche (RAH-66). The awards also included certain upgrades to established platforms including the UH-60 Black Hawk,
A-10 Warthog, and F-16 Falcon. In addition, the company announced contract wins in the military ground vehicle market. Today, in a separate release, the Company announced it was awarded the program for the A380 Emergency Cabin Lighting System. The A380 is Airbus' flagship for the twenty-first century and will be the world's largest passenger jet when it debuts in 2006. Shipments for the program will begin in 2004.

Mr. Gundermann went on to say, "These wins are consistent with our strategy of increasing the content value we have on a broadening list of aircraft platforms. The next generation of aircraft will contain significantly greater Astronics' content than does the current generation, typically on order of four to five times more content value. Our objective, even in today's weak market, is to pursue and develop programs that offer this type of potential."

For the first nine months of 2003, sales were $24.9 million compared with sales of $34.2 million for the first nine months of 2002. Again, the decline was directly attributable to the conclusion of the Company's contract to provide F-16 night vision compatible lighting kits to the U.S. Air force. F-16 contract sales in the first nine months of last year were $9.6 million compared with $717 thousand for the first nine months of 2003. Excluding sales associated with the concluded F-16 program from both periods, sales declined $438 thousand, or 1.8%.

Sales to the Military Market, excluding the completed F-16 program, declined slightly to $12.3 million for the first nine months of 2003 from $12.5 million in the first nine months of 2002. Sales to the Commercial Transport market declined to $4.7 million for the first nine months of 2003 compared with $5.0 million for the same period in 2002. Sales to the Business Jet market increased to $6.2 million in the first nine months of 2003 compared with $5.9 million in the same period last year.

Income from continuing operations for the first nine months of 2003 was $ 240 thousand, or $0.03 per diluted share, a decrease of $3.2 million from $3.4 million, or $0.42 per diluted share, for the same period in 2002. This decrease was a result of the decrease in revenues as well as the costs associated with new business development.

Depreciation for the quarter and nine-month period was $303 thousand and $911 thousand. Capital spending for the quarter and nine months was $157 thousand and $286 thousand, respectively.

Year to date bookings, or orders received, through the first nine months of both 2003 and 2002 totaled $24.7 million. Backlog, or firm purchase orders for production, at the end of the third quarter 2003 was $17.0 million compared with $17.8 million at the end of the third quarter 2002. Last year's third quarter backlog included $1.2 million for the now completed F-16 NVIS program. There is no backlog for this program at the end of the third quarter of 2003. Excluding the F-16 NVIS program, backlog at the end of the third quarter was up $ 400 thousand for the year-to-year comparison.

Mr. Gundermann commented, "Bookings for the quarter were consistent with the general state of the market. We enter the fourth quarter of this year with backlog that is somewhat weaker than expected. We will continue to optimize the production orders we are given by customers and will also remain focused on winning and developing new programs, which again are the key to our future growth."

Current and prior period results reflect Astronics' former subsidiary MOD-PAC CORP. (NASDAQ: MPAC) as a discontinued operation. The printing and packaging business segment was spun-off and became a separately traded NASDAQ company on March 14, 2003. Results of MOD-PAC through March 14, 2003 are reflected as discontinued operations. Also included in discontinued operations is the Electroluminescent Lamp Business Group, which as previously announced on December 5, 2002, was deemed a non-strategic line of business.

Investors' Conference Call

Astronics will host its Second Quarter Earnings teleconference and webcast today at 11:00 a.m. ET. The teleconference can be accessed at Astronics' website: http:/www.astronics.com or by dialing (303) 262-2211 about 5 to 10 minutes prior to the call.

An archive of the webcast will also be available at www.astronics.com for approximately 60 days. A recording of the call will be available commencing one hour after the conclusion of the call through
October 29, 2003. The replay number can be heard by calling (303) 590-3000 and entering pass code 554824#.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a manufacturer of specialized lighting and electronics for the cockpit, cabin and exteriors of military, commercial transport and private business jet aircraft. A major lighting and electronics supplier to the aircraft industry, its strategy is to expand from a components and subsystems supplier to an aircraft lighting systems integrator, increasing the value and content it provides to various aircraft platforms. Luminescent Systems Inc. is Astronics' primary operating subsidiary which produces its aerospace and defense products.

For more information on Astronics and its products, visit its website at www.Astronics.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include the success or change of our business mix, the ability to increase content on new aircraft, the likelihood of new design aircraft to be produced, the number of aircraft that are estimated to be involved in program wins, the amount of business and the time period involved with announced program wins, the amount of spares required by the U.S. Government, the state of the aerospace industry, the impact on sales due to the weak economy and other factors which are described in Astronics' reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Tables Follow.
	ASTRONICS CORPORATION CONSOLIDATED INCOME STATEMENT DATA (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	09/27/03	09/28/02	09/27/03	09/28/02

Original F-16 NVIS program sales	$-	$2,069	$717	$9,609
All other net sales	$7,607	$8,685	$24,138	$24,576

Net sales	$7,607	$10,754	$24,855	$34,185

Cost of products sold	$6,505	$7,587	$19,935	$24,025
Selling, general and administrative	$1,538	$1,579	$4,524	$4,660
Income (loss) from continuing operations before taxes	$(436)	$1,588	$396	$5,500
Income taxes	$(156)	$579	$156	$2,058
Income (loss) from continuing operations	$(280)	$1,009	$240	$3,442
Income (loss) from discontinued operations	$(17)	$272	$312	$530
Net income (loss)	$(297)	$1,281	$552	$3,972
Basic earnings (loss) per share:
Continuing operations	$(0.04)	$0.13	$0.03	$0.43
Discontinued operations	$0.00	$0.03	$0.04	$0.06
Net Income (loss)	$(0.04)	$0.16	$0.07	$0.49
Diluted earnings (loss) per share:
Continuing operations	$(0.04)	$0.12	$0.03	$0.42
Discontinued operations	$0.00	$0.04	$0.04	$0.06
Net Income (loss)	$(0.04)	$0.16	$0.07	$0.48
Weighted average diluted shares outstanding	$7,735	$8,165	$7,824	$8,273

CONSOLIDATED BALANCE SHEET DATA
(in thousands)	(unaudited)
	9/27/03	12/31/02

ASSETS:
Cash	$11,174	$7,722
Accounts receivable	4,960	4,745
Inventories	5,987	6,139
Prepaid expenses	1,287	434
Due from MOD-PAC CORP.	115	4,751
Property, plant and equipment, net	15,269	15,663
Net long-term assets of discontinued operations	-	20,742
Other assets	7,352	7,153

	$46,144	$67,349

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued expenses	$5,149	$5,007
Net current liabilities of discontinued operations.	114	1,034
Long-term debt	12,834	13,110
Net long-term liabilities of discontinued operations	378	-
Other liabilities	5,658	5,259
Shareholders' equity	22,011	42,939

	$46,144	$67,349